EXHIBIT 1.1

STRUCTURED ASSET MORTGAGE INVESTMENTS INC.
Thornburg Mortgage Securities Trust 2002-2
Mortgage Pass-Through Certificates, Series 2002-2

TERMS AGREEMENT

Dated: as of May 29, 2002

To: Re: Underwriter:	STRUCTURED ASSET MORTGAGE INVESTMENTS INC. Underwriting Agreement dated June 25, 1996 Bear, Stearns & Co. Inc.

Series Designation:   Thornburg Mortgage Securities Trust 2002-2, Mortgage Pass-Through Certificates, Series 2002-2

Class Designation Schedule of the Certificates: Class I-A, II-A, III-A, R-I, R-II, B-1, B-2, B-3 Certificates

Terms of the Certificates:

Class                   Original Principal Amount         Interest Rate
-----                   -------------------------         -------------
I-A                         $ 101,467,800                  Variable
II-A                        $ 190,548,600                  Variable
III-A                       $ 200,966,400                  Variable
R-I                         $ 50                           N/A
R-II                        $ 50                           N/A
B-1 (1)                     $ 6,098,700                    Variable
B-2 (1)                     $ 4,065,900                    Variable
B-3 (1)                     $ 2,287,100                    Variable

(1)   This class is a subordinate certificate.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Trust, Pooling and Servicing Agreement dated as of May 1, 2002 among Structured Asset Mortgage Investments Inc., as seller, Wells Fargo Bank Minnesota, National Association as master servicer and securities administrator, Deutsche Bank National Trust Company, as trustee, Deutsche Bank Trust Company Delaware, as Delaware trustee, and Thornburg Mortgage Home Loans, Inc.

Form of Certificates Being Purchased by the Underwriter: Book-Entry except for the Class R-I and Class R-II Certificates which will be in certificated, fully registered form.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in June 2002.

Certificate Rating for the Certificates Being Purchased by the Underwriters:

Class                                            Ratings
-----                                            -------
                                                 Moody's
                                                 -------
I-A.....................................           Aaa
II-A....................................           Aaa
III-A...................................           Aaa
R-I.....................................           Aaa
R-II....................................           Aaa
B-1.....................................           Aa2
B-2.....................................           A2
B-3.....................................          Baa2

Mortgage Assets: The Mortgage Loans to be included in the Trust are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $510,308,910.32 (plus $2,107,458.37 in accrued interest).

Credit Enhancement: None other than the subordination described in the related Prospectus Supplement.

Closing Date: May 30, 2002

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Thomas Marano
Name: Thomas Marano
Title: Sr. Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE
INVESTMENTS INC.

By: /s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]